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                                                                Exhibit 10 (c).1


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                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                                ADOLFO HENRIQUES

                                       AND

                       FLORIDA EAST COAST INDUSTRIES, INC.


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                            Dated: February 10, 2005




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                                TABLE OF CONTENTS

1.       Employment Period....................................................1

2.       Terms of Employment..................................................1
         (a)   Position and Duties............................................1
         (b)   Compensation...................................................1

3.       Termination of Employment............................................4
         (a)   Death or Disability............................................4
         (b)   Cause..........................................................4
         (c)   Good Reason....................................................5
         (d)   Termination for Other Reasons..................................6
         (e)   Notice of Termination..........................................6
         (f)   Date of Termination............................................6

4.       Obligations of Employer Upon Termination.............................6
         (a)   Good Reason:  Other than for Cause, Death, or Disability.......6
         (b)   Death..........................................................8
         (c)   Cause: Other Than for Good Reason..............................8
         (d)   Disability.....................................................8
         (e)   No Duty to Mitigate/Set off....................................8

5.       Change in Control....................................................8

6.       Non-Exclusivity of Executive's Rights................................8

7.       Confidential Information.............................................9

8.       Non-Competition:  Non-Solicitation...................................9

9.       Remedies for Executive's Breach.....................................10

10.      Dispute.............................................................10

11.      No Conflicting Obligations of Executive.............................11

12.      Indemnity of Executive..............................................11

13.      Release Required....................................................11

14.      Litigation Support..................................................11

15.      Successors..........................................................11

16.      Miscellaneous.......................................................12


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                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of February 10, 2005 between ADOLFO HENRIQUES, an individual (the "Executive"), and FLORIDA EAST COAST INDUSTRIES, INC. ("Employer" or "Company" or "FECI"), a Florida corporation, recites and provides as follows:

     WHEREAS, the Board of Directors of Employer (the "Board") desires that Employer retain the services of the Executive, and the Executive desires to be employed with Employer, all on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Employer and the Executive agree as follows:

     1. EMPLOYMENT PERIOD. Employer hereby agrees to employ the Executive, and the Executive hereby agrees to accept employment by Employer, in accordance with the terms and provisions of this Agreement beginning on the later of March 28, 2005 or such date as Executive ceases to have any employment obligation to his current employer (the "Effective Date") and continuing until terminated by either party hereto (the "Employment Period").

     2. TERMS OF EMPLOYMENT.

          (a) POSITION AND DUTIES.

               (i) During the Employment Period, the Executive shall serve as Chairman, President and Chief Executive Officer of Employer and shall have such authority and perform such executive duties as are commensurate with such position and such other duties on a comparable level as are otherwise assigned by the Board. The Executive shall serve as a member of the Board of Directors and as Chairman of the Board.

               (ii) The Executive's services shall be performed at a facility owned or leased by Employer in St. Augustine, Florida, and as required at other facilities of Employer and its parent or affiliates. During the Employment Period, and excluding any periods of vacation and leave to which the Executive is entitled, the Executive agrees to devote his full business attention and time to the business and affairs of Employer. During the Employment Period it shall not be a violation of this Agreement for the Executive to (i) serve on civic, charitable, and professional association boards or committees, (ii) subject to the approval of the Board, which approval shall not be unreasonably withheld, serve on corporate boards, (iii) manage personal investments, or (iv) deliver lectures or fulfill speaking engagements, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of Employer in accordance with the Agreement.

          (b) COMPENSATION.

               (i) Base Salary. During the Employment Period, the Executive shall receive a base salary ("Annual Base Salary"), which shall be paid in equal installments on a semi-monthly basis, at the annual rate of not less than Six Hundred Thirty Thousand Dollars

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($630,000). During the Employment Period, the Annual Base Salary shall be reviewed at least annually by the Board or a committee thereof for increase, but in no event shall the Annual Base Salary, once increased, be decreased. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

               (ii) Short-Term Incentive Bonus. In addition to the Annual
Base Salary, during the Employment Period, the Executive shall participate in an annual cash incentive compensation plan. Such plan shall provide the Executive with the opportunity to earn a bonus based on achievement of performance criteria. The incentive bonus plan shall be structured such that the Executive shall receive seventy-five percent (75%) of Annual Base Salary ("Target") for attainment of certain target performance goals with a maximum bonus of one hundred fifty percent (150%) of Annual Base Salary for extraordinary performance and a lesser bonus, including zero, for attainment of lesser performance. The compensation committee of the Board thereof will establish the performance criteria and goals in consultation with the Executive and the Board, and in accordance with the Plan. The bonus payable pursuant to this Section 2b(ii) for any fiscal year shall be paid to Executive by March 15th of the succeeding year. The Executive shall be eligible to participate fully in the short-term incentive plan for 2005 with no pro ration.

               (iii) Long-Term Incentives: Restricted Stock. As an inducement to employment, the Executive shall receive the following grants of stock: a grant of Twenty Five Thousand Five Hundred (25,500) shares of common stock (Stock Award), fully vested as of the Effective Date and a grant of Eighty Thousand (80,000) shares of restricted stock for equity interests foregone by the Executive (Restricted Stock Award). The Executive agrees to make arrangements satisfactory to the Corporation to comply with any income tax withholding requirements that apply upon the grant of the Stock Award. The Executive will be entitled to elect to satisfy his tax withholding obligation by the withholding by the Corporation, at the appropriate time, of shares of the Corporation's Common Stock from the Stock Award in a number sufficient, based upon the fair market value (as defined below) of such Common Stock on the Effective Date or by tendering shares already owned by the Executive for at least six months to satisfy such tax withholding requirements. For purposes of this Agreement, "fair market value" means, as of any given date, the closing price of the Corporation's Common Stock on such date as quoted in the NYSE Composite Transactions Report in The Wall Street Journal. If there were no sales reported as of a particular date, fair market value will be computed as of the last date preceding such date on which a sale was reported. Such Restricted Stock Award shall be subject to restrictions which shall provide that the Executive shall not transfer such shares during the restriction period and shall forfeit such shares if during the restriction period he is discharged by Employer for Cause (as hereinafter defined in Section 3(b)) or resigns from employment with Employer without Good Reason (as hereinafter defined in Section 3(c)) or as otherwise set forth in the Restricted Stock Agreement. The restriction period shall lapse with respect to the Restricted Stock Award in three (3) equal annual installments on each of the first through third anniversaries of the Effective Date. The Executive shall be entitled to receive any dividends or other distributions payable with respect to such shares of restricted stock beginning on the date of award of such shares. Such Restricted Stock Award shall be evidenced by a written restricted stock award agreement between Employer and the Executive substantially in the form annexed hereto. Prior to the Effective Date, the Employer shall file a registration

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statement on Form S-8 with regard to the inducement grants set forth herein and shall maintain the effectiveness of such registration statement.

               (iv) Long-Term Incentives: Subsequent Grants. Grants shall be in accordance with FECI's Stock Incentive Plan, with the performance criteria for threshold, target and maximum grants as established pursuant to the Plan. Such participation shall commence with respect to FECI's 2005 fiscal year. The size and criteria for such awards shall be generally consistent with prevailing compensation practices as they relate to Chief Executive Officers of similarly sized publicly held companies and in any event not less favorable to the Executive than FECI's recent past practice. As used in this Agreement, the term "affiliated companies" shall mean any company controlled by FECI.

               (v) Signing Bonus. The Company will pay Executive a signing bonus of Five Hundred Thousand Dollars ($500,000) to make up for lost bonuses and other amounts, payable in two equal payments. The first payment of Two Hundred Fifty Thousand Dollars ($250,000) will be paid on ten (10) days after the Effective Date and the second payment of Two Hundred Fifty Thousand Dollars ($250,000) will be paid on the anniversary of the Effective Date. The second payment shall be made on the due date thereof provided Executive has not resigned without good reason or been terminated for cause as of such due date.

               (vi) Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other peer executives of Employer. In addition, Executive will be entitled to a defined contribution supplemental executive retirement plan ("SERP") benefit in accordance with the terms set forth on Exhibit A attached hereto.

               (vii) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family and dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under all welfare benefit plans, practices, policies and programs provided by Employer (including, without limitation, medical, prescription, dental, disability salary continuance, employee group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of Employer.

               (viii) Expenses. The Executive shall be entitled to receive prompt reimbursement for all employment-related expenses incurred by the Executive during the Employment Period, including all travel between St. Augustine and Miami in accordance with the most favorable policies, practices and procedures of Employer as in effect generally from time after the Effective Date with respect to other peer executives of Employer.

               (ix) Fringe Benefits. During the Employment Period, the Executive and/or the Executive's family and dependents shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of Employer as in effect generally from time to time after the Effective Date with respect to other peer executives of Employer. The Employer shall provide a reasonable housing allowance for the Executive to maintain a residence in the St. Augustine/Jacksonville, Florida area. In addition, the Company shall pay the Executive an amount equal to the Executive's federal, state and local taxes on the income, if any, attributable to Executive's rental residence and, to the extent applicable, the travel

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expenses of travel between St. Augustine and Miami, and any amount under Section
16(h) that is taxable income ("Tax Gross-Up") and the federal, state and local taxes on the tax gross-up, all to the end that the Executive be held harmless, on an after-tax basis, from the tax impact thereof.

               (x) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office and support staff at the Employer's headquarters at least equal to the most favorable of the forgoing provided generally from time to time after the Effective Date with respect to other peer executives of Employer. The Employer will also maintain an office with support staff for the Executive in Miami in a location reasonably determined by Employer for use by Executive as he determines is appropriate.

               (xi) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices in FECI and its affiliated companies as in effect generally from time to time with respect to other peer executives of FECI and its affiliated companies. During the Employment Period, the Executive shall be entitled to not less than four (4) weeks paid vacation per annual period.

               (xii) Car Allowance. During the Employment Period, the Executive shall be entitled to a car allowance in accordance with Employer's car allowance policy, in lieu of expenses associated with the operation of his automobile.

               (xiii) Right to Change Plans. Executive shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite referred to in Section 2(b), so long as such changes are similarly applicable to other peer executives of Employer; provided the foregoing shall not apply to the SERP or other benefits unique to the Executive.

     3. TERMINATION OF EMPLOYMENT.

          (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If Employer determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of disability set forth below), it may give to the Executive notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with Employer shall terminate upon a date selected by Employer and set forth in such notice (the "Disability Effective Date"), provided that, prior to such date, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with Employer on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Employer or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

          (b) CAUSE. Employer may terminate the Executive for cause. "Cause" means any of the following:

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               (i) (a) a material breach by the Executive of the obligations under this agreement or any other written agreement with the Company or (b) a failure to attempt in good faith to perform the Executive's duties and responsibilities (other than as a result of incapacity due to physical or mental illness), which is demonstrably willful and deliberate on the Executive's part provided that such breach or failure is not remedied within ten (10) days after receipt of notice from the Company specifying such breach or failure;

               (ii) the Executive 's conviction for committing a felony or the guilty or nolo contendere plea by the executive to a felony (other than as a result of vicarious liability where the Executive was not involved in and had no material knowledge of the action or inactions leading to the charges or had such involvement or knowledge but acted upon advise of the Company's counsel as to its legality);

               (iii) the (a) insubordination after written notice from the Board or willful engaging by the Executive in misconduct or (b) the Executive's gross negligence, in either case, with regard to the Employer or the Executive's duties, which have, or is likely to have, a material adverse impact on the Employer; or

               (iv) a material act of dishonesty or breach of trust on the Executive's part resulting or intending to result, directly or indirectly, in material personal or family gain or enrichment at the expense of the Employer.

     For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for FECI shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of FECI. In the event that the Executive alleges that the failure to attempt to perform the Executive's duties and responsibilities is due to a physical or mental illness, and thus not "Cause" under (i) above, the Executive shall be required to furnish the Company with a written statement from a licensed physician which confirms the Executive's inability to attempt to perform due to such physical or mental illness.

          (c) GOOD REASON. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, in the absence of the consent of the Executive, a reasonable determination by the Executive that any of the following has occurred:

               (i) Employer materially reduces the Executive's position (including title), authority, duties or responsibilities as contemplated by
Section 2(a) of this Agreement, excluding for this purpose any isolated and insubstantial action not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive or the assignment of duties inconsistent in any material respect with the Executive's position; or

               (ii) Employer terminates the Change in Control Agreement of even date herewith; or

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               (iii) any failure by Employer to comply with any of the
provisions of this Agreement applicable to it, other than any isolated and insubstantial failure not occurring in bad faith and which is remedied promptly after notice thereof from the Executive.

          (d) TERMINATION FOR OTHER REASONS. Employer may terminate the employment of the Executive without Cause by giving notice to the Executive, which notice shall set forth the Date of Termination. The Executive may resign from his employment without Good Reason hereunder by giving notice to Employer at least sixty (60) days prior to the Date of Termination.

          (e) NOTICE OF TERMINATION. Any termination shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" means a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) in the case of a termination under Section 3(b) or 3(c), to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated (the failure by the Executive or Employer to set forth in the Notice of Termination any fact or circumstance shall not waive any right of the Executive or Employer hereunder or preclude the Executive or Employer from asserting such fact or circumstance in enforcing the Executive's or Employer's rights hereunder), and
(iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than fifteen (15) days after the giving of such notice, unless otherwise required by Section 3(f)).

          (f) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated by Employer due to the Executive's Disability, the Date of Termination shall be the Disability Effective Date, (ii) if the Executive's employment is terminated by reason of the Executive's death, the Date of Termination shall be the date of death of the Executive, and (iii) in all other case, the date of receipt of the Notice of Termination or any permitted later date specified therein, as the case may be.

     4. OBLIGATIONS OF EMPLOYER UPON TERMINATION.

          (a) GOOD REASON; OTHER THAN FOR CAUSE, DEATH OR DISABILITY. If, during the Employment Period, Employer shall terminate the Executive's employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason:

               (i) Employer shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination the sum of (A) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid; (B) to the extent not theretofore paid, any annual bonus payable to the Executive for any prior completed fiscal year if payable or otherwise earned by Executive in accordance with the Plan; (C) the product of
(x) the greater of any annual bonus paid or payable, including by reason of any deferral, to the Executive (annualized for any fiscal year consisting of less than twelve (12) full months or for which the Executive has been employed for less than twelve (12) full months) for the most recently completed fiscal year during the Employment Period, if any, and the average annualized (annualized for any fiscal year consisting of less than twelve (12) full months or with respect to which the Executive has been employed for less than twelve (12) full months) bonus paid or

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payable, including by reason of any deferral, to the Executive by FECI and its affiliated companies in respect of the three (3) fiscal years immediately preceding the fiscal year in which the Date of Termination occurs (such greater amount shall be hereinafter referred to as the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 ("Stub Bonus"); (D) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid; (E) the balance in the SERP together with accrued interest; and (F) any accrued vacation pay, expense reimbursement and any other entitlements accrued by the Executive under Section 2(b), to the extent not therefore paid (the sum of the amount described in clauses (A), (B), (C), (D), (E) and (F) shall be hereinafter referred to as the "Accrued Obligations"); and

               (ii) FECI shall pay to the Executive in forty-eight (48) semi-monthly installments beginning 15 days following the Date of Termination an amount equal to twice the sum of the Executive's Annual Base Salary and the Highest Annual Bonus (without duty of mitigation); provided, however, that in the event the foregoing payment schedule will result in any portion of such payments being subject to the additional 20% tax under Section 409A of the Internal Revenue Code, the schedule shall be adjusted such that any amount that would be due after the latest date that such amounts can be paid without imposition of such tax will be paid at least five (5) days before such date; and

               (iii) For eighteen (18) months following the Date of Termination, Employer shall, subject to Executive's continued co-payments of premiums, continue benefits to the Executive and/or the Executive's family and dependents at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2(b)(vii) if the Executive's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of Employer as in effect generally at any time thereafter with respect to other peer executives of Employer and their families ("Welfare Benefit Continuation"). Provided, however, that in the event that the Executive commences other employment that offers substantially similar or improved benefits, as to any particular health plan, the continuation of coverage by the Company for such similar or improved benefit under such plan shall cease upon Executive becoming eligible for such benefits. To the extent, in the good faith judgment of the Company or the Executive, such coverage cannot be provided under the Company's health plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on the Executive, the Company shall pay the Executive an amount equal to the cost to the Company for a similarly situated active employee fully grossed-up to cover taxes on such amount and the gross-up payment. Such period of medical coverage shall reduce and count against the Executive's rights to COBRA continuation coverage.

               (iv) Any stock option agreement granted to Executive shall provide for an exercise period of at least one year following termination of employment in the event of a termination without Cause or resignation for Good Reason but such exercise period will not extend beyond the stated term of such option.

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          (b) DEATH. If the Executive's employment is terminated by reason of the Executive's death, this Agreement shall terminate without further obligation to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations (which shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination) and the lapsing of restrictions as set forth in the Restricted Stock Agreement of even date herewith.

          (c) CAUSE: OTHER THAN FOR GOOD REASON. If the Executive's employment shall be terminated for Cause or the Executive terminates his employment without Good Reason, this Agreement shall terminate without further obligation to the Executive other than the obligation to pay to the Executive the Accrued Obligations (which shall be paid in cash within thirty (30) days of the Date of Termination except that Accrued Obligations shall not include payment of a Stub Bonus).

          (d) DISABILITY. If the Executive's employment shall be terminated by reason of the Executive's Disability, this Agreement shall terminate without further obligation to the Executive, other than for payment of Accrued Obligations, the timely payment or provision of the Welfare Benefit Continuation and the lapsing of restrictions as set forth in the Restricted Stock Agreement of even date herewith. Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination. The Executive shall be entitled after the Disability Effective Date to receive disability and other benefits as in effect at the Disability Effective Date with respect to other peer executives of Employer and their families.

          (e) NO DUTY TO MITIGATE/SET OFF. In the event of any termination of the Executive's employment, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise.

     5. CHANGE IN CONTROL. Notwithstanding anything to the contrary contained in this agreement, in the event there is a change in control of Employer as defined in the Change in Control Agreement of even date herewith, all of the rights and obligations of Employer and Executive as respects termination of Executive's employment as a result of the change in control shall be governed in all respects by the change in control agreement of even date herewith by and between Executive and Employer. Any provision in the Change in Control Agreement with regard to the excise tax under Sections 280G and 4999 of the Internal Revenue Code shall apply as if fully set forth herein notwithstanding whether a change in control as defined in the Change in Control Agreement has occurred.

     6. NON-EXCLUSIVITY OF EXECUTIVE'S RIGHTS. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with Employer at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

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     7. CONFIDENTIAL INFORMATION.

          (a) The Executive shall hold in a fiduciary capacity for the benefit of Employer all secret or confidential information, knowledge or data relating to Employer or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by Employer or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with Employer, the Executive shall not, without the prior written consent of Employer or except as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Employer and those designated by it.

          (b) All records, files, memoranda, reports, price lists, customer lists, drawings, designs, proposals, plans, sketches, documents, computer programs, CAD systems, CAM systems, disks, computer printouts and the like (together with all copies thereof) relating to the business of FDC, which Executive shall use or prepare or otherwise have in his possession in the course of, or as a result of, his employment hereunder shall, as between the parties hereto, remain the sole property of FDC. Executive shall use such materials solely for the benefit of Employer and shall not divulge any such materials other than in furtherance of Employer's interests. Executive hereby agrees that he will return all such materials, including copies, to Employer upon demand, or upon the cessation of his employment.

          (c) Any termination of the Executive's employment hereunder or of this Agreement shall have no effect on the continuing operation of this Section 7.

     8. NON-COMPETITION; NON-SOLICITATION.

          (a) In consideration of Employer undertaking to employ the Executive under the terms provided for herein, including, without limitation, the grant of the substantial number of shares of restricted stock provided for in Section 2(b), and to protect the Employer's valuable trade secrets and other business and professional information and its relationships with existing and prospective customers and suppliers, the Executive agrees that, except as is set forth below, for a period commencing on the Effective Date hereof and ending on the first anniversary of the date the Executive ceases to be employed by Employer (the "Non-Competition Period"), the Executive shall not, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner, any business which is a competitor of a substantial portion of the Employer's business at the date the Executive ceases to be employed by the Employer (a "Competitor"). Notwithstanding the foregoing, the restrictions set forth above shall immediately terminate and shall be of no further force or effect in the event of a default by Employer of the performance of any of the obligations hereunder, which default is not cured within ten (10) days after notice thereof. Nothing herein shall prohibit the Executive from being a passive owner of not more than five percent (5%) of the equity securities of an enterprise engaged in such business, so long as he has no active participation in the business of such enterprise. In addition, the foregoing provisions shall not be violated by Executive's

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providing services to or being employed by (i) a bank or bank holding company as long as the primary business of such financial institution is not real estate ownership and development or (ii) a non-competitive division, subsidiary or affiliate of an entity that is a Competitor.

          (b) During the Non-Competition Period, the Executive shall not, directly or indirectly, (i) induce, solicit, recruit or hire or attempt to induce, solicit, recruit or hire or aid others in inducing, soliciting, recruiting or hiring any employee of Employer to leave the employ of Employer, or in any way interfere with the relationship between Employer and an employee thereof, or (ii) in any way interfere with the relationship between Employer and any customer, supplier, licensee or other business relation thereof. The foregoing shall not be violated by general advertising not targeted to employees, customers, suppliers, licensees, or other business relationships of the Company. In addition, it shall not be a violation for the Executive to serve as a reference for employees upon request.

          (c) If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

          (d) The covenants made in this Section 8 shall be construed as an agreement independent of any other provisions of this Agreement, and shall survive the termination of this Agreement. Moreover, the existence of any claim or cause of action of the Executive against Employer or any of its affiliates, whether or not predicted upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

     9. REMEDIES FOR EXECUTIVE'S BREACH. In the event Executive violates any provisions of Section 7 or 8 and such violation continues after notice thereof to the Executive and the expiration of a reasonable opportunity to cure, then Employer may thereafter terminate the payment of any post-termination benefits hereunder, and Employer will have no further obligation to Executive under this Agreement. The parties acknowledge that any violation of Section 7 or 8 can cause substantial and irreparable harm to Employer. Therefore, Employer shall be entitled to pursue any and all legal and equitable remedies, including but not limited to any injunctions.

     10. DISPUTE. Any dispute or controversy arising under or in connection with this Agreement shall be settled by binding arbitration, which shall be the sole and exclusive method of resolving any questions, claims or other matters arising under this Agreement or any claim that Employer has in any way violated the non-discrimination and/or other provisions of Title VII or the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the American with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; and, in general, any federal law or the law of the State of Florida. Such proceeding shall be conducted by final and binding arbitration before a panel of one or more arbitrators under the administration of the American Arbitration Association, and in Orlando, Florida or such other location mutually agreed to by the Executive and Employer. The Federal and State courts located in the United States of America are hereby given jurisdiction to render judgment upon, and to enforce, each arbitration award, and the parties hereby expressly consent and submit to the jurisdiction of such courts. Notwithstanding the foregoing, in the event that a violation of the Agreement would cause irreparable injury, the company and the Executive agree that in addition to the other rights and remedies provided in this Agreement (and without waiving their rights to have all other matters arbitrated as provided above) the other party may immediately take judicial action to obtain injunctive relief.

     11. NO CONFLICTING OBLIGATIONS OF EXECUTIVE. Executive represents and warrants that he is not subject to any duties or restrictions under any prior agreement with any previous employer or any other person, and that he has no rights or obligations except as previously disclosed to Employer which may conflict with the interests of Employer or with the performance of the Executive's duties and obligations under this Agreement. Executive agrees to notify Employer immediately if any such conflicts occur in the future.

     12. INDEMNITY OF EXECUTIVE. Employer shall indemnify and defend the Executive against all claims relating to the performance of his duties hereunder to the fullest extent permitted by Employer's Articles of Incorporation and Bylaws, the relevant provisions of which shall not be amended in their application to the Executive to be any less favorable to him than as at present, except as required by law. During the Employment Period, FECI shall maintain in effect uninterrupted standard directors and officers liability insurance coverage insuring the Executive against such claims, with limits of coverage of not less than $50,000,000 per occurrence, and without deductibles as to the Executive. Such coverage shall include Standard Side A coverage.

     13. RELEASE REQUIRED. Any amounts payable pursuant to this Agreement (beyond amounts payable pursuant to Section 4 (a)(i)) shall only be payable if the Executive delivers to the Company (and does not revoke) a release of all claims of any kind whatsoever that the Executive has or may have against the Employer and its officers, directors and employees, known or unknown, as of the Date of Termination (other than claims to payments specifically payable hereunder, claims under COBRA, claims to vest accrued benefits under the Employer's employee benefit plans, claims relating to any rights of indemnification under the Company's organizational documents or otherwise or claims relating to any outstanding stock options or other equity-based award on the Date of Termination) occurring up to the release date in such form as reasonably required by the Company. The Release shall be substantially in the form as attached hereto on Exhibit B.

     14. LITIGATION SUPPORT. Subject to the Executive's other commitments, following the Executive's receipt of any payments or benefits under this Agreement, the Executive shall be reasonably available to cooperate with the Company and provide information as to matters which the Executive was personally involved, or has information on, during the Executive's employment with the Company and which are or become the subject of litigation or other dispute. The Executive will be reimbursed for out of pocket expenses.

     15. SUCCESSORS.

          (a) This Agreement is personal to the Executive and without the prior consent of Employer shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns provided that Employer shall make no assignment of this Agreement except to a successor in accordance with section 15(c) below.

          (c) Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. As used in this Agreement, "Employer" shall mean Employer as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     16. MISCELLANEOUS.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by telecopier, or by courier, addressed as follows, if to Executive, to the last address on the records of the Company and if to Employer to: Florida East Coast Industries, Inc.; Corporate Secretary; One Malaga Street; St. Augustine, Florida 32084, or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c) This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.

          (d) In the event of a dispute arising out of this Agreement, any party receiving any monetary or injunctive remedy, whether at law or in equity, which is final and not subject to appeal shall be entitled to its reasonable attorneys' fees and costs incurred with respect to obtaining such remedy from the other party provided however no award of attorneys fees shall be made against Executive unless the arbitrator determines that Executive's position was frivolous or taken in bad faith.

          (e) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (f) Employer may withhold from any amounts payable under this Agreement such Federal, state or local taxes, as shall be required to be withheld, pursuant to any applicable law or regulation.

          (g) The Executive's or Employer's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or Employer may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (h) The Employer shall pay Executive's reasonable legal fees in connection with the negotiation of this Employment Agreement.

          (i) The intent of the parties is that this arrangement will be in full compliance of Section 409A of the Internal Revenue Code ("409A") and the parties agree that to the extent any provision would be in violation thereof, it will be adjusted in such manner as the parties will mutually agree to be in compliance with 409A and maintain the intent hereof to the maximum extent possible.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, Employer has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.



                                            COMPANY:

                                            FLORIDA EAST COAST INDUSTRIES, INC.


                                            By: /s/ Allen C. Harper
                                                --------------------------------
                                                Allen C. Harper, Chairman
                                                Compensation Committee


                                            EXECUTIVE:


                                            By /s/ Aldolfo Henriques
                                               ---------------------------------
                                               Adolfo Henriques

Exhibit A

1.   Credits to Account

     The SERP account will be credited as follows: Five Hundred Thousand Dollars ($500,000) on the Effective Date (reduced by the present value using a discount factor of 5% per year of any payments received or to be received by the Executive from the defined benefit plan provided by Executive's current employer), an additional $130,000 on January 1, 2006 and commencing January 1, 2007, annual contributions made on the first business day of each year in the amount of 20% of the Executive's Annual Base Salary for the year in which the contribution is made.

2.   Account Earnings

     On each December 31 (or if there is an earlier distribution, immediately prior to such distribution) the account will be credited with an amount equal to the product of the greater of 5% or the applicable federal rate (based on the long term rate for January of each year) times the account balance immediately after the last such earnings credit.

3.   Vesting Rules

     The SERP account balance will be 100% vested and nonforfeitable on the second anniversary ("Vesting Date") of the Effective Date, or, if earlier, upon a termination of the Executive's employment by reason of death, Disability, a termination by the Executive with Good Reason or by the Company without Cause. If the Executive's employment ceases prior to the Vesting Date for any other reason not specified above, the full SERP account balance shall be forfeited.

4.   Payment Rules

     Upon the termination of Executive's employment, the vested SERP account balance, determined under the vesting rules in 3, above and adjusted for Account Earnings under 2, above, shall be paid in a lump sum to Executive (or to the Executive's designated beneficiary in the event of his death, or to his estate if no beneficiary is designated) as soon as practicable after such termination, provided, however that if required to comply with Section 409A of the Internal Revenue Code, such payment shall be delayed with the first day such payment may be made in compliance with Section 409A, with the amount of the SERP account balance in the event of such delay adjusted for earning to the delayed payment date.

EXHIBIT B



GENERAL RELEASE



To:      Florida East Coast Industries, Inc.

         One Malaga Street

         St. Augustine, FL 32084

         Attention: General Counsel





     1. I hereby acknowledge that my employment with the Company terminated on ___________, 20__ (the "Termination Date"), that the Company will not have an obligation to rehire me or to consider me for reemployment after the Termination Date and that my employment with the Company is permanently and irrevocably severed.

     2. General Release. (a) For and in consideration of the payments to be made and the promises including those related to termination of employment set forth in the Employment Agreement dated as of _____________, I, for myself and for my heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as "Releasors"), hereby forever release, waive and discharge the Company, employee benefit and/or pension plans or funds, insurers, successors and assigns, and all of its or their past, present and/or future officers, trustees, agents, attorneys, employees, fiduciaries, trustees, administrators and assigns, whether acting as agents for the Company or in their individual capacities (collectively referred to as "Releasees"), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have, or hereafter may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter up to and including the date of my execution of this General Release, including without limitation, those in connection with, or in any way related to or arising out of, my employment, service as a director, service as a trustee, service as a fiduciary or termination of any of the foregoing with the Company or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Company or other claims.

     (b) Without limiting the generality of the foregoing, this General Release is intended and will release the Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Releasees including, but not limited to, (i) any claim of discrimination or retaliation under the Age Discrimination in Employment Act ("ADEA") 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the Family and Medical Leave Act; (ii) any claim under the Florida Civil Rights Act of 1992 (formerly known as the Human Rights Act of 1977), the Florida Equal Pay Law, the Florida Aids Act, the Florida Whistle Blower Law and waivable rights under the Florida Constitution; (iii) any other claim (whether based on federal, state or local law or ordinance statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including, but not limited, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorney's fees, costs, disbursements and the like.

     (c) I agree that I will not, from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by Section 2(a) or (b) above, including, without limitation, any source or proceeding involving any person or entity, the United States Equal Employment Opportunity Commission or other similar federal or state agency. Except as otherwise required by law, I further agree that I will not, at any time hereafter, commence, maintain, prosecute, participate in as a party, permit to be filed by any other person on my behalf (to the extent it is within my control or permitted by law), or assist in the commencement or prosecution of as an advisor, witness (unless compelled by legal process or court order) or otherwise, any action or proceeding of any kind, judicial or administrative (on my own behalf, on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) in any court, agency, investigative or administrative body against any Releasee with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or any other matter up to and including the date of my execution of this General Release which I released pursuant to Section 2(a) or (b) above. I further represent that, as of the date I sign this General Release, I have not taken any action encompassed by this Section 2(c). If, notwithstanding the foregoing promises, I violate this
Section 2(c), I will indemnify and hold harmless Releasees from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities and attorneys' fees and other expenses which result from, or are incidents to, such violation. Notwithstanding anything herein to the contrary, this Section 2(c) will not apply to any claims that I may have under the ADEA and will not apply to the portion of the release provided for in Section 2(a) or (b) relating to the ADEA.

     (d) The sole matters to which the release and covenants in this Section 2 do not apply are: (i) my rights of indemnification and coverage under directors' and officers' liability insurance to which I was entitled immediately prior to the Termination Date under the Company's By-laws, the Company's Certificate of Incorporation, and Section 12 of my

Employment Agreement, with regard to my service as an officer and director of the Company; (ii) my rights to any vested accrued benefits under the Company's employee benefit plans, under COBRA or under ERISA; (iii) my rights under any outstanding stock options or other equity-based award; or (iv) my rights as a common stockholder of FECI, (iv) payment to which I am entitled under my Employment Agreement in the event of termination without Cause or resignation with Good Reason, (v) amounts, if any, due under Section 5 of my Employment Agreement, or (vi) my rights, if any, under my Change in Control Agreement.

     3. Governing Law; Enforceability. The interpretation of this General Release will be governed and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. If any provisions of this General Release will be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability will not affect the remaining provisions hereof which will remain in full force and effect.

     4. Acknowledgement. I acknowledge that I have been advised by the Company in writing to consult independent legal counsel of my choice before signing this General Release. I further acknowledge that I have had the opportunity to consult, and I have consulted with, independent legal counsel and to consider the terms of this General Release for a period of at least 21 days.

     5. Effective Date. I further acknowledge that this General Release will not become effective until the eighth day following my execution of this General Release (the "Effective Date"), and that I may at any time prior to the Effective Date revoke this General Release by delivering written notice of revocation to: the Company at One Malaga Street, St. Augustine, FL 32084, to the attention of the General Counsel. In the event that I revoke this General Release prior to the eighth day after its execution, this General Release and the promises contained in the Employment Agreement relating to payment obligations of the Company other than Accrued Obligations, will automatically be null and void.

     6. Entire Agreement. I understand that this General Release and the Letter Agreement constitute the complete understanding between the Company and me and that no other promises or agreements will be binding unless in writing and signed by me and the Company after the date hereof.

     7. Counterparts. This General Release may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.





By: ___________________________
         Adolfo Henriques



Dated: ____________________